UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

PURSUANT TO SECTION 12(b) OR 12(g) OF THE

SECURITIES EXCHANGE ACT OF 1934

LIBERTY EXPEDIA HOLDINGS, INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	81-1838757
(State of Incorporation or organization)	(I.R.S. Employer Identification no.)

12300 Liberty Boulevard
Englewood, Colorado	80112
(Address of Principal Executive Offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Series A Common Stock, par value $0.01 per share Series B Common Stock, par value $0.01 per share	The NASDAQ Stock Market LLC The NASDAQ Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. ☐

Securities Act registration statement file number to which this form relates:	333-210377

(if applicable)

Securities to be registered pursuant to Section 12(g) of the Act:  None

Item 1.  Description of Registrant’s Securities to be Registered.

The securities to be registered hereby are the Series A common stock, par value $0.01 per share (the “Series A common stock”), and the Series B common stock, par value $0.01 per share (the “Series B common stock”), of Liberty Expedia Holdings, Inc. (the “Registrant”). The Series A common stock and the Series B common stock are expected to list on the Nasdaq Global Select Market under the symbols “LEXEA” and “LEXEB,” respectively.

Reference is made to Amendment No. 5 to the Registrant’s Registration Statement on Form S-4 (File No. 333-210377), which was filed with the Securities and Exchange Commission on September 30, 2016 (the “S-4/A No. 5”), and which Registration Statement was declared effective by the SEC on September 30, 2016.

A description of the Series A common stock and the Series B common stock as set forth in the Registrant’s Restated Certificate of Incorporation (the “charter”) and certain provisions of the Registrant’s Bylaws (the “bylaws”) to each be in effect upon the initial issuance of the common stock being registered hereby in connection with the split-off of the Registrant from Liberty Interactive Corporation (the “Split-Off”) is set forth below. The following description is qualified by reference to the full text of the form of the charter and the form of bylaws, which are incorporated by reference as Exhibit 3.1 and Exhibit 3.2, respectively, to this Form 8-A.

Authorized Capital Stock

The Registrant’s authorized capital stock consists of three hundred seventy-six million (376,000,000) shares, of which three hundred twenty-six million (326,000,000) shares are designated common stock, par value $0.01 per share, and fifty million (50,000,000) shares are designated preferred stock, par value $0.01 per share. The common stock is divided into three series. The Registrant has one hundred sixty million (160,000,000) shares of Series A common stock, six million (6,000,000) shares of Series B common stock, and one hundred sixty million (160,000,000) shares of Series C common stock authorized.

The Registrant’s Common Stock

The holders of the Registrant’s Series A common stock, Series B common stock and Series C common stock have equal rights, powers and privileges, except as otherwise described below.

Voting Rights

The holders of the Registrant’s Series A common stock are entitled to one vote for each share held, and the holders of its Series B common stock are entitled to ten votes for each share held, on all matters voted on by the Registrant’s stockholders, other than the election or removal of Common Stock Directors (as defined in “Other Provisions of the Registrant’s Certificate of Incorporation—Board of Directors”) prior to the Series B Director Termination Time (as defined below in “Other Provisions of the Registrant’s Certificate of Incorporation—Board of Directors”).  With respect to any vote of stockholders on the election or removal of Common Stock Directors occurring prior to the Series B Director Termination Time, holders of the Registrant’s Series A common stock are entitled to one vote for each share held, and holders of its Series B common stock are entitled to two votes for each share held. The holders of its Series C common stock are not entitled to any voting powers, except as required by Delaware law.  When the vote or consent of holders of the Series C common stock is required by Delaware law, the holders of the Registrant’s Series C common stock will be entitled to 1/100th of a vote for each share held. The charter does not provide for cumulative voting in the election of directors.

Dividends

Subject to any preferential rights of any outstanding series of the Registrant’s preferred stock created by the Registrant’s board of directors (the “Registrant’s board”) from time to time, the holders of the Registrant’s common stock will be entitled to such dividends as may be declared from time to time by the Registrant’s board from funds available therefor.  Except as otherwise described under “—Distributions,” whenever a dividend is paid to the holders of one series of common stock, the Registrant will also pay to the holders of the other series of its common stock an equal per share dividend.

Conversion

Each share of the Registrant’s Series B common stock is convertible, at the option of the holder, into one share of Series A common stock. The Registrant’s Series A common stock and Series C common stock are not convertible into shares of any other series of the Registrant’s common stock.

Distributions

Subject to the exception provided below, distributions made in shares of the Registrant’s Series A common stock, Series B common stock, Series C common stock or any other security with respect to the Series A common stock, Series B common stock or Series C common stock may be declared and paid only as follows:

•                  a share distribution (1) consisting of shares of the Registrant’s Series C common stock (or securities convertible therefor) to holders of Series A common stock, Series B common stock and Series C common stock, on an equal per share basis; or (2) consisting of (x) shares of the Registrant’s Series A common stock (or securities convertible therefor, other than, for the avoidance of doubt, shares of Series B common stock) to holders of Series A common stock, on an equal per share basis, (y) shares of Series B common stock (or securities convertible therefor) to holders of Series B common stock, on an equal per share basis, and (z) shares of Series C common stock (or securities convertible therefor) to holders of Series C common stock, on an equal per share basis; or

•                  a share distribution consisting of any class or series of securities of the Registrant or any other person, other than the Registrant’s Series A common stock, Series B common stock or Series C common stock (or securities convertible therefor) on the basis of a distribution of (1) identical securities, on an equal per share basis, to holders of Series A common stock, Series B common stock and Series C common stock; or (2) separate classes or series of securities, on an equal per share basis, to holders of each such series of the Registrant’s common stock; or (3) a separate class or series of securities to the holders of one or more series of the Registrant’s common stock and, on an equal per share basis, a different class or series of securities to the holders of all other series of the Registrant’s common stock, provided that, in the case of (2) or (3) above, the securities so distributed do not differ in any respect other than their relative voting rights and related differences in designation, conversion and share distribution provisions, with the holders of shares of Series B common stock receiving securities of the class or series having the highest relative voting rights and the holders of shares of each other series of common stock receiving securities of the class or series having lesser relative voting rights, without regard to whether such rights differ to a greater or lesser extent than the corresponding differences in voting rights and any related differences in designation, conversion and share distributions, as applicable, and provided further that, if different classes or series of securities are being distributed to holders of Series A common stock and Series C common stock, then such securities shall be distributed either as determined by the Registrant’s board or such that the relative voting rights of the securities of the class or series of securities to be received by the holders of Series A common stock and Series C common stock corresponds, to the extent practicable, to the relative voting rights of each such series of common stock.

Reclassification

The Registrant may not reclassify, subdivide or combine any series of its common stock without reclassifying, subdividing or combining the other series of its common stock, on an equal per share basis.

Liquidation and Dissolution

In the event of the liquidation, dissolution or winding up of the Registrant, after payment or provision for payment of the debts and liabilities of the Registrant and subject to the prior payment in full of any preferential amounts to which the preferred stock holders may be entitled, the holders of Series A common stock, Series B common stock and Series C common stock will share equally, on a share for share basis, in the Registrant’s assets remaining for distribution to the holders of its common stock.

Protective Covenants.

The charter provides that, until the Series B Director Termination Time, the Registrant may not (a) issue any shares of Series B common stock, other than upon exercise of certain securities convertible therefor outstanding immediately following the completion of the Split-Off, without the approval of a majority of the Series B Directors (as defined below in “Other Provisions of the Registrant’s Certificate of Incorporation—Board of Directors”) then in office at such time (in addition to any other required stockholder approval); (b) change the number of directors constituting the entire Registrant’s board, including the relative number of Series B Directors and Common Stock Directors; and (c) authorize any merger or consolidation of the Registrant with or into any other corporation or other entity in which the surviving entity is not a corporation organized under the laws of the State of Delaware.

Other Provisions of the Registrant’s Certificate of Incorporation

The Registrant’s Preferred Stock

The charter authorizes the Registrant’s board to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the terms and rights of the series, including:

•                  the designation of the series;

•                  the number of authorized shares of the series, which number the Registrant’s board may subsequently increase or decrease but not below the number of such shares of such series of preferred stock then outstanding;

•                  the dividend rate or amounts, if any, payable on the shares and, in the case of cumulative dividends, the date or dates from which dividends on all shares of the series will be cumulative and the relative preferences or rights of priority or participation with respect to such dividends;

•                  the rights of the series in the event of the Registrant’s voluntary or involuntary liquidation, dissolution or winding up and the relative preferences or rights of priority of payment;

•                  the rights, if any, of holders of the series to convert into or exchange for other classes or series of stock or indebtedness and the terms and conditions of any such conversion or exchange, including provision for adjustments within the discretion of the Registrant’s board;

•                  the voting rights, if any, of the holders of the series (provided that no class or series of preferred stock prior to the Series B Director Termination Time will be entitled to vote in the election or removal of directors of the Registrant or elect or appoint any directors);

•                  the terms and conditions, if any, for the Registrant to purchase or redeem the shares of the series; and

•                  any other relative rights, preferences and limitations of the series.

The Registrant believes that the ability of the Registrant’s board to issue one or more series of its preferred stock will provide it with flexibility in structuring possible future financings and acquisitions, and in meeting other corporate needs that might arise. The authorized shares of preferred stock, as well as shares of common stock, will be available for issuance without further action by stockholders, unless such action is required by applicable law or the rules of any stock exchange or automatic quotation system on which the Registrant’s securities may be listed or traded.

Although the Registrant has no intention at the present time of doing so, it could issue a series of preferred stock that could, depending on the terms of such series, impede the completion of a merger, tender offer or other takeover attempt.  The Registrant’s board will make any determination to issue such shares based upon its judgment as to the best interests of the Registrant’s stockholders.  The Registrant’s board, in so acting, could issue preferred stock having terms that could discourage an acquisition attempt through which an acquirer may be able to change the composition of the Registrant’s board, including a tender offer or other transaction that some, or a majority, of stockholders might believe to be in their best interests or in which stockholders might receive a premium for their stock over the then-current market price of the stock.

Board of Directors

Prior to the Series B Director Termination Time, the charter provides that the number of directors will be fixed at seven, with two directors being Series B Directors (the “Series B Directors”) and five directors being Common Stock Directors (the “Common Stock Directors”).  The charter provides that, following the Series B Director Termination Time, subject to any rights of the holders of any series of preferred stock to elect additional directors, the number of the directors will not be less than three and the exact number will be fixed from time to time by a resolution of the Registrant’s board. Prior to the Series B Director Termination Time, the Series B Directors will be elected exclusively by the holders of Series B common stock and, upon completion of the Split-Off, the initial Series B Directors will serve until the earlier of (i) the termination of the Diller Assignment (as defined in the charter) (the date and time of such termination, the “Series B Director Termination Time”) and (ii) the second annual meeting of the Registrant’s stockholders following the completion of the Split-Off. At the Series B Director Termination Time, the persons then serving as Series B Directors will cease to be directors of the Registrant and the total authorized number of directorships of the Registrant shall automatically be reduced by the total number of authorized Series B Director directorships. Prior to the Series B Director Termination Time, the Common Stock Directors will be elected by the holders of Series A common stock and holders of the Series B common stock (with holders of the Series B common stock having two votes per share instead of ten votes per share in such election), and will serve for one year terms expiring at each annual meeting of stockholders. At the Series B Director Termination Time, the Common Stock Directors then in office will constitute the entire Registrant’s board and will be divided into three classes. Each class will consist, as nearly as possible, of a number of directors equal to one-third of the then authorized number of Registrant’s board members, other than any directors who may be elected by holders of any then-outstanding preferred stock. The Registrant’s board will be authorized to assign those directors already in office to such classes upon the Series B Director Termination Time. The term of office of the Registrant’s Class I directors expires at the first annual meeting of the Registrant’s stockholders following the Series B Director Termination Time. The term of office of the Registrant’s Class II directors expires at the second annual meeting of the Registrant’s stockholders following the Series B Director Termination Time. The term of office of the Registrant’s Class III directors expires at the third annual meeting of the Registrant’s stockholders following the Series B Director Termination Time. Following the Series B Director Termination Time, at each annual meeting of the Registrant’s stockholders, the successors of that class of directors whose term expires at that meeting will be elected to hold office for a term expiring at the annual meeting of our stockholders held in the third year following the year of their election. The directors of each class will hold office until the expiration of the term of such class and their respective successors are elected and qualified or until such director’s earlier death, resignation or removal.

Except as otherwise required by law, on all matters other than an Expedia Board Voting Determination (as defined below) or a Registrant Director Determination (as defined below), each director will have one vote on each matter considered by the Registrant’s board. Prior to the Series B Director Termination Time, in connection with an election of persons (other than persons to be designated as the Registrant’s directors pursuant to the Assigned Governance Agreement (as defined in the S-4/A No. 5) to serve on the board of directors of Expedia, Inc. (“Expedia”), the Registrant will vote the shares of Expedia’s common stock, par value $0.0001 per share (“EXPE”), and shares of Expedia class B common stock beneficially owned by the Registrant only in accordance with a resolution approved by a majority of the votes cast at a meeting of the Registrant’s board at which at least one Series B Director is present or set forth in a unanimous written consent at a time when there is at least one Series B Director then in office (an “Expedia Board Voting Determination”). At a meeting at which an Expedia Board Voting Determination is considered, each Common Stock Director will be entitled to cast one vote with respect to the Expedia Board Voting Determination and each Series B Director present at the meeting will be entitled to cast a number of votes with respect to such determination equal to (i) the total number of then-authorized Common Stock Directors, plus one, divided by (ii) the number of Series B Directors present at such meeting, rounded up to the next whole number of votes. The Expedia Board Voting Determination (i) shall be made not less than twenty four business days prior to the date set by Expedia for any annual or special meeting of stockholders of Expedia at which directors are to be elected (provided, that, in the event the proxy statement for the applicable Expedia stockholder meeting has not been filed with the SEC on or prior to the thirtieth business day prior to the date set by Expedia for such meeting, the Expedia Board Voting Determination shall be made as promptly as practical following the filing of such proxy statement with the SEC, and in any event not later than the close of business, New York City time, on the third business day after such proxy statement is filed with the SEC, (ii) may not be made by or delegated to a committee of the Registrant’s board and (iii) may only be modified, amended or changed by (A) a resolution approved either (x)

unanimously by directors constituting the entire Registrant’s board or (y) in the event the holders of Series B common stock have taken action by written consent to fill any vacancy in the Series B Director directorships, which action has become effective, by a majority of the votes entitled to be cast with respect to an Expedia Board Voting Determination or (B) in a unanimous written consent of the Registrant’s board at a time when there is at least one Series B Director in office. After the Expedia Board Voting Determination is adopted, in the event any candidate for election to the board of directors of Expedia for whom the Registrant’s shares of EXPE and shares of Expedia class B common stock are to be voted does not stand for election for any reason, then all such shares of Expedia common stock will be voted in favor of the replacement nominee proposed by the person who nominated the person for whom such shares were to be originally voted. In connection with decisions relating to the selection of persons to stand for election as the Registrant’s directors pursuant to the Assigned Governance Agreement or the voting of Expedia Common Shares (as defined in the S-4/A No. 5) beneficially owned by the Registrant with respect to the election of such Registrant directors to the board of directors of Expedia (each, a Registrant Director Determination), Registrant will designate the persons to stand for election as the Registrant directors and will vote its Expedia Common Shares only in accordance with a resolution (i) approved by a majority of the votes cast by directors of the Registrant at a meeting or (ii) set forth in a unanimous written consent. At a meeting at which a Registrant Director Determination is considered, (i) each Common Stock Director will be entitled to cast three votes with respect to the Registrant Director Determination and (ii) each Series B Director will be entitled to cast one vote with respect to such determination. Registrant Director Determinations relating to the voting of the Registrant’s Expedia Common Shares with respect to the election of Registrant directors shall be made at the same meeting (or set forth in a unanimous written consent on the same date) as the Expedia Board Voting Determination. In the event, after the Registrant Director Determination is adopted, any candidate for election to the board of directors of Expedia for whom the Registrant’s shares of EXPE and shares of Expedia class B common stock are to be voted does not stand for election for any reason, then all such Expedia Common Shares will be voted in favor of the replacement nominee proposed by the Registrant’s board.

The charter provides that, prior to the Series B Director Termination Time, any or all Series B Directors may be removed from office, with or without cause, only by the affirmative vote (or written consent) of holders of at least a majority of the total voting power of the Registrant’s outstanding Series B common stock and any and all Common Stock Directors may be removed from office, with or without cause, only by the affirmative vote of holders of at least a majority of the voting power of the Registrant’s Series A common stock and Series B common stock (with holders of our Series B common stock having two votes per share instead of ten votes per share on such matter). Following the Series B Director Termination Time, subject to the rights of the holders of any series of the Registrant’s preferred stock, directors may be removed from office only for cause upon the affirmative vote of the holders of at least a majority of the aggregate voting power of the outstanding capital stock entitled to vote on such matter voting together as a single class.

The charter provides that, prior to the Series B Director Termination Time, vacancies in the Common Stock Director directorships on the Registrant’s board resulting from death, resignation, removal, disqualification or other cause will be filled only by the affirmative vote of a majority of the Common Stock Directors then in office (or, if only one remains in office, the sole remaining Common Stock Director). Prior to the Series B Director Termination Time, vacancies in the Series B Director directorships on the Registrant’s board resulting from (i) removal will be filled only by the affirmative vote of the holders of at least a majority of the total voting power of the outstanding Series B common stock and (ii) death, resignation, disqualification or other cause (excluding removal) will be filled either by (x) the affirmative vote of holders of at least a majority of the total voting power of the outstanding Series B common stock or (y) a majority of the Series B Directors then in office (or, if only one remains in office, the sole remaining Series B Director).

From the completion of the Split-Off until the Series B Director Termination Time, in connection with each annual or special meeting of stockholders of the Registrant at which Common Stock Directors or Series B Directors are to be elected, the Common Stock Director Committee (as defined in the Registrant’s Bylaws) will have the right to propose the persons for nomination for election as Common Stock Directors and the Series B Director Committee will have the right to propose the persons for nomination for election as Series B Directors to the nominating and corporate governance committee of the Registrant.

The charter provides that, following the Series B Director Termination Time, subject to the rights of the holders of any series of preferred stock, vacancies on the Registrant’s board resulting from death, resignation, removal, disqualification or other cause, and newly created directorships resulting from any increase in the number of directors on the Registrant’s board, will be filled only by the affirmative vote of a majority of the remaining directors then in office (even though less than a quorum) or by the sole remaining director. Any director so elected shall hold office for the remainder of the full term of the class of directors in which the vacancy occurred or to which the new directorship is assigned, and until that director’s successor will have been elected and qualified or until such director’s earlier death, resignation or removal. No decrease in the number of directors constituting the Registrant’s board will shorten the term of any incumbent director, except as may be provided in any certificate of designation with respect to a series of preferred stock with respect to any additional director elected by the holders of that series of preferred stock.

Following the Series B Director Termination Time, these provisions would preclude a third party from removing incumbent directors and simultaneously gaining control of the Registrant’s board by filling the vacancies created by removal with its own nominees. Under the classified board of director provisions described above, it would take at least two elections of directors for any individual or group to gain control of the Registrant’s board. Accordingly, these provisions could discourage a third party from initiating a proxy contest, making a tender offer or otherwise attempting to gain control of the Registrant.

Corporate Opportunity

The charter acknowledges that the Registrant may have overlapping directors and officers with other entities that compete with its businesses and that the Registrant may engage in material business transactions with such entities. The Registrant has renounced its rights to certain business opportunities and the charter provides that no director or officer of the Registrant will breach their fiduciary duty and therefore be liable to the Registrant or its stockholders by reason of the fact that any such individual directs a corporate opportunity to another person or entity (including Liberty Interactive Corporation or Liberty Media Corporation) instead of the Registrant, or does not refer or communicate information regarding such corporate opportunity to the Registrant, unless (x) such opportunity was expressly offered to such person solely in his or her capacity as a director or officer of the Registrant or as a director or officer of any of the Registrant’s subsidiaries, and (y) such opportunity relates to a line of business in which the Registrant or any of its subsidiaries is then directly engaged.

Limitation on Liability and Indemnification

To the fullest extent permitted by Delaware law, the Registrant’s directors are not liable to the Registrant or any of its stockholders for monetary damages for breaches of fiduciary duties as a director.  In addition, the Registrant indemnifies, to the fullest extent permitted by applicable law, any person involved in any suit or action by reason of the fact that such person is a director or officer of the company or, at the Registrant’s request, a director, officer, employee or agent of another corporation or entity, against all liability, loss and expenses incurred by such person.  The Registrant will pay expenses of a director or officer in defending any proceeding in advance of its final disposition, provided that such payment is made upon receipt of an undertaking by the director or officer to repay all amounts advanced if it should be ultimately determined that the director or officer is not entitled to indemnification.

No Stockholder Action by Written Consent; Special Meetings

The charter provides that, except as provided in the terms of any series of preferred stock, any action required to be taken or which may be taken at any annual or special meeting of the stockholders may not be taken without a meeting and may not be effected by any consent in writing by such holders, provided that prior to the Series B Director Termination Time, holders of Series B common stock may take action by written consent with respect to the election, appointment or removal of any or all Series B Directors or the filling of any vacancy in a Series B Director directorship. Except as otherwise required by law and subject to the rights of the holders of any series of preferred stock, special meetings of stockholders for any purpose or purposes may be called only by the Secretary (i) upon the written request of the holders of not less than 70% of the total voting power of the then outstanding shares of the Series A common stock, Series B common stock and, if applicable, the preferred stock, entitled to vote thereon or (ii) at the request of, if prior to the Series B Director Termination Time, at least 80% of the members of the entire Registrant’s board, or, if following the Series B

Director Termination Time, at least 75% of the members of the entire Registrant’s board (such percentage of the entire Registrant’s board, the “Applicable Percentage”).

Amendments

The charter provides that, subject to the rights of the holders of any series of preferred stock, the affirmative vote of the holders of at least 70% of the aggregate voting power of the outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of the charter or to add or insert any provision in the charter, provided that the foregoing enhanced voting requirement will not apply to any adoption, amendment, repeal, addition or insertion (1) as to which Delaware law does not require the consent of stockholders or (2) which has been approved by at least the Applicable Percentage of the members of the Registrant’s board then in office.  The charter further provides that the affirmative vote of the holders of at least 70% of the aggregate voting power of the outstanding capital stock entitled to vote on such matter, voting together as a single class, is required to adopt, amend or repeal any provision of the bylaws, provided that the Registrant’s board may adopt, amend or repeal the bylaws by the affirmative vote of not less than the Applicable Percentage of the members of the Registrant’s board then in office, provided, further, that prior to Series B Director Termination Time, certain provisions of the bylaws may not be amended without the approval of a majority of the Series B Directors then in office at such time as there is at least one Series B Director in office.

Supermajority Voting Provisions

In addition to the supermajority voting provisions discussed under “—Amendments” above, the charter provides that, subject to the rights of the holders of any series of preferred stock, the affirmative vote of the holders of at least 70% of the aggregate voting power of the outstanding capital stock entitled to vote on such matter, voting together as a single class, is required for:

•                  the merger or consolidation of the Registrant with or into any other corporation (including a merger consummated pursuant to Section 251(h) of the Delaware General Corporation Law (the “DGCL”) and notwithstanding the exception to a vote of the stockholders for such a merger set forth therein), provided, that the foregoing voting provision will not apply to any such merger or consolidation (1) as to which the laws of the State of Delaware, as then in effect, do not require the vote of the Registrant’s stockholders (other than Section 251(h) of the DGCL), or (2) that at least the Applicable Percentage of the members of the Registrant’s board then in office have approved;

•                  the sale, lease or exchange of all, or substantially all, of the Registrant’s assets, provided, that the foregoing voting provisions will not apply to any such sale, lease or exchange that at least the Applicable Percentage of the members of the Registrant’s board then in office have approved;

•                  the Registrant’s dissolution, provided, that the foregoing voting provision will not apply to such dissolution if at least the Applicable Percentage of the members of the Registrant’s board then in office have approved such dissolution; or

•                  until the Series B Director Termination Time, the sale, assignment, transfer or conveyance of all or any portion of the Registrant’s shares of Expedia class B common stock, provided, that a business combination in which a third party acquires control of the Registrant prior to the Series B Director Termination Time will not be deemed a sale, assignment, transfer or conveyance of the shares of Expedia class B common stock, subject to certain exceptions or so long as certain conditions are satisfied.

Section 203 of the Delaware General Corporation Law

Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an “interested stockholder.”  An “interested stockholder” for this purpose generally is a stockholder who is directly or indirectly a beneficial owner of 15% or more of the outstanding voting power of a Delaware corporation.  This provision prohibits certain business combinations between an interested stockholder including certain related persons and a corporation for a period of three years after the date on which the stockholder became an interested stockholder, unless: (1) prior to the time that a stockholder became an interested stockholder, either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder is approved by the corporation’s board of directors, (2) the interested stockholder acquired at least 85% of the voting power of the corporation in the transaction in which the stockholder became an interested stockholder, or (3) the business combination is approved by a majority of the board of directors and the affirmative vote of the holders of 66 2/3% of the outstanding voting power of the shares not owned by the interested stockholder at or subsequent to the time that the stockholder became an interested stockholder.  The Registrant is subject to Section 203.

Exclusive Forum

The Registrant’s bylaws provide that, unless the Registrant consents in writing to an alternative forum and subject to limited exception, the Court of Chancery of the State of Delaware (or, if the Court of Chancery does not have jurisdiction, any state or federal court located within the State of Delaware) shall be the sole and exclusive forum for substantially all disputes between the Registrant (including its directors, officers, employees, and agents) and its stockholders, including, among others, any derivative action or proceeding brought on behalf of the Registrant, any action asserting claims for breach of fiduciary duty, claims arising pursuant to the DGCL, and claims governed by the internal affairs doctrine.  Any person or entity purchasing or otherwise acquiring or holding any interest in shares of capital stock of the Registrant shall be deemed to have notice of and consented to the provisions of this bylaw provision.

Item 2.  Exhibits.

The following exhibits are filed as part of this Registration Statement on Form 8-A.

Exhibit No.	Description

3.1

Form of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 filed on September 23, 2016 (File No. 333-210377) (the “S-4/A No. 4”)).

3.2	Form of Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the S-4/A No. 4).

4.1	Form of Specimen Certificate for shares of Series A common stock, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the S-4/A No. 4).

4.2	Form of Specimen Certificate for shares of Series B common stock, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.2 to the S-4/A No. 4).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Liberty Expedia Holdings, Inc.

Date:	November 3, 2016	By:	/s/ Craig Troyer
Name: Craig Troyer
Title: Vice President and Assistant Secretary

EXHIBIT INDEX

The following exhibits are filed as part of this Registration Statement on Form 8-A.

Exhibit No.	Description

3.1

Form of Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to Amendment No. 4 to the Registrant’s Registration Statement on Form S-4 filed on September 23, 2016 (File No. 333-210377) (the “S-4/A No. 4”)).

3.2	Form of Bylaws of the Registrant (incorporated by reference to Exhibit 3.2 to the S-4/A No. 4).

4.1	Form of Specimen Certificate for shares of Series A common stock, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.1 to the S-4/A No. 4).

4.2	Form of Specimen Certificate for shares of Series B common stock, par value $0.01 per share, of the Registrant (incorporated by reference to Exhibit 4.2 to the S-4/A No. 4).